Exhibit 10.1

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is effective as of November 6, 2013 (the “Effective Date”) by and between Dean Jernigan (“Jernigan”) and CubeSmart, a Maryland real estate investment trust (the “Company”).

WHEREAS, Jernigan and the Company desire to provide for the terms of the Company’s engagement of Jernigan as a paid advisor to the Company.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.            Engagement.  The Company hereby engages Jernigan as a non-employee consultant, and Jernigan hereby accepts such engagement by the Company, for the period and upon the terms and conditions contained in this Agreement.  Jernigan shall perform services hereunder only as an independent contractor and only at the written direction of the Company’s Chief Executive Officer.  Under no circumstances shall Jernigan be construed to be an employee of the Company with respect to his advisory services, and Jernigan shall not be entitled to participate in any of the Company’s employee benefit plans.  Notwithstanding anything to the contrary contained in the preceding sentence, Jernigan’s duties and obligations under this Agreement shall be deemed to (a) qualify Jernigan as a Participant under the Amended and Restated CubeSmart 2007 Equity Incentive Plan (the “2007 Plan”), and (b) qualify as Service and a Service Provider under the CubeSmart 2004 Equity Incentive Plan (the “2004 Plan” collectively with the 2007 Plan, the “Plans”) and Jernigan shall continue during the Term (as defined below) to have all rights and duties provided in any applicable award agreement made to Jernigan pursuant to the Plans.  The Company shall not be liable to withhold taxes (except for mandatory withholding solely related to the vesting of any award made under the Plans), provide any insurance or otherwise be obligated as an employer. Jernigan agrees to pay and to be solely responsible for any and all taxes due and owing on Jernigan’s compensation for the advisory services rendered under this Agreement, including, but not limited to, all federal, state and local income, social security, Medicare, workers’ compensation insurance, and unemployment compensation insurance.  Nothing in this Agreement shall be deemed or construed (a) to create a partnership, joint venture or formal business organization between the Company and Jernigan, (b) to grant any authority to Jernigan to bind the Company or any of its Affiliates, or (c) to cause either party to be responsible in any way for the debts, liabilities or obligations of the other party.

2.            Duties; Related Matters.  During the Term (as defined below), Jernigan shall be available to the Company, upon reasonable notice from the Company’s Chief Executive Officer, to provide consultation and advice for transition services, special research projects, business development initiatives and strategic planning as and to the extent requested by, and subject to the express direction of the Company’s Chief Executive Officer (collectively, his “Duties”).  The Company anticipates that Jernigan will devote no more than 20 hours each calendar quarter to perform his Duties.  In the performance of his Duties for the Company, Jernigan shall not have the authority to bind the Company to agreements or arrangements and shall not execute documents in the name of the Company.

3.            Term.  The term of Jernigan’ engagement with the Company pursuant to this Agreement (the “Term”) shall extend through, but not after, the first to occur of (i) Jernigan’s death, (ii) 5:00 p.m. on December 31, 2016, or (iii) such other date and time prior to such date as the Company and Jernigan may agree.  At any time after December 31, 2014, either the Company (in its sole and absolute discretion) or Jernigan may terminate this Agreement on ninety (90) days prior written notice to the other party.

4.                                    Compensation.  The Company shall pay Jernigan compensation in the form of an advisory fee of One Thousand and 00/100 Dollars ($1,000.00) for each hour (or part thereof) of advisory services provided by Jernigan to the Company for the Term, payable monthly in arrears.  In connection with the execution of this Agreement, the Company shall pay Jernigan a non-refundable retainer fee of Ten Thousand and 00/100 Dollars ($10,000.00), which shall be applied against advisory services requested by the Company of Jernigan.  The Company shall have no obligation to pay compensation under this Agreement to Jernigan following the expiration of the Term as provided in Section 3 above.

5.                                    Miscellaneous.

(a)          Controlling Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

(b)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed:  (i) if delivered personally, by commercial delivery service or by electronic mail (with acknowledgment of a receipt of delivery), on the day of delivery if the same is a Business Day and such receipt indicates delivery before 5 P.M. Eastern Time, otherwise as of the first Business Day thereafter; or (ii) if delivered by first class, registered or certified mail (return receipt requested) or verified mail, three Business Days after mailing.  Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	5 Old Lancaster Road Malvern, PA 19355 Attention: Jeffrey Foster, Senior Vice President, Chief Legal Officer & Secretary E-mail: jfoster@cubesmart.com

If to Jernigan:	Dean Jernigan at the address on file in the Company’s records

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(c)          Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Jernigan, his heirs and legal representatives.

(d)          Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties reflected hereon as the signatories.

(e)          Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(g)          Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)          Assignability.  This Agreement is not assignable by Jernigan.  It is assignable by the Company only (i) to any Affiliate of the Company so long as the Company agrees to guarantee such Affiliate’s obligations hereunder (and in such event the Company’s guaranty would continue notwithstanding any subsequent transaction pursuant to which any such Affiliate ceased to be an Affiliate of the Company, whether as a result of its sale or otherwise) or (ii) to an entity which is a successor in interest to the Company or which acquires all or substantially all of its assets, whether by merger, consolidation or other form of business combination.

(i)           Section 409A.  The Company and Jernigan agree and acknowledge that Jernigan’s employment relationship with the Company will cease, effective as of December 31, 2013 and that such cessation of employment will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).  The Company and Jernigan further agree and acknowledge that the services Jernigan is to provide to the Company under this Agreement shall be at a level that will not exceed twenty percent (20%) of the average level of Jernigan’s services as an employee of the Company over the thirty six (36)-month period preceding Jernigan’s date of termination as an employee with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered effective for all purposes as of the Effective Date.

CubeSmart

By:	/s/ Jeffrey P. Foster
Name:	Jeffrey P. Foster
Title:	Senior Vice President, Chief Legal Officer & Secretary

/s/ Dean Jernigan
Dean Jernigan